                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


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[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
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[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                Cerus Corporation
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                (Name of Registrant as Specified In Its Charter)


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       paid previously. Identify the previous filing by registration statement
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

                               CERUS CORPORATION
                         2525 STANWELL DRIVE, SUITE 300
                               CONCORD, CA 94520
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 16, 1998

TO THE STOCKHOLDERS OF CERUS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CERUS CORPORATION, a Delaware corporation (the "Company"), will be held on Tuesday, June 16, 1998 at 11:00 a.m., local time, at the Concord Hilton, 1970 Diamond Boulevard, Concord, California 94520 for the following purposes:

     1. To elect two directors to hold office until the 2001 Annual Meeting of Stockholders.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 30, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/  Lori L. Roll, C.P.A.
                                          Corporate Secretary

Concord, California
May 12, 1998

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               CERUS CORPORATION
                         2525 STANWELL DRIVE, SUITE 300
                               CONCORD, CA 94520
                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cerus Corporation, a Delaware corporation ("Cerus" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 16, 1998, at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Concord Hilton, 1970 Diamond Boulevard, Concord, California 94520. The Company intends to mail this proxy statement and accompanying proxy card on or about May 12, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock of the Company (the "Common Stock") for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 30, 1998 will be entitled to notice of and to vote at the Annual Meeting. On April 30, 1998, the Company had outstanding and entitled to vote 9,243,443 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2525 Stanwell Drive, Suite 300, Concord, California 94520, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company not later than January 12, 1999, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

     John E. Hearst, Ph.D., D.Sc., 62, is a co-founder of the Company, and he has been its Vice President, New Science Opportunities since July 1996. From January 1996 until July 1996, Dr. Hearst served as Director, New Science Opportunities. He has served as a member of the Board of Directors of the Company since September 1991. Dr. Hearst has been a Professor of Chemistry at the University of California at Berkeley since 1972. In 1984, Dr. Hearst co-founded HRI, a research and development company.

     Henry E. Stickney, 65, has served as a member of the Board of Directors of the Company since January 1992. In 1988, Mr. Stickney founded Health IQ Corporation (formerly, Reimbursement Dynamics, Inc.), a medical consulting company specializing in health care economics and reimbursement issues, and has served as its chief executive officer since that time.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

     Stephen T. Isaacs, 49, founded the Company in September 1991 and has served as President, Chief Executive Officer and a member of the Board of Directors since that time. Mr. Isaacs was previously President and Chief Executive Officer of HRI, a research and development company, from September 1984 to December 1996. From 1975 to 1986, Mr. Isaacs held a faculty research position at the University of California at Berkeley.

     Dale A. Smith, 66, has served as a member of the Board of Directors of the Company since March 1994. From 1978 to July 1995, Mr. Smith was Group Vice President of Baxter Healthcare Corporation. Mr. Smith serves as a director of Vical, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     B. J. Cassin, 64, has served as Chairman of the Board of the Company since January 1992. Mr. Cassin has been a private venture capitalist since 1979. Previously, Mr. Cassin co-founded Xidex Corporation, a manufacturer of data storage media, in 1969. Mr. Cassin is currently a director of Advanced Fibre Communications and a number of private companies.

     Peter H. McNerney, 47, has served as a member of the Board of Directors of the Company since October 1992. Mr. McNerney has been a General Partner of Coral Ventures, a venture capital investment firm, since 1992. Prior to that, Mr. McNerney was a Managing Partner of Kensington Group, a management consulting firm, from 1989 to 1992. Mr. McNerney serves as a director for Aksys, Ltd. and Biomira, Inc.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee.

     The Audit Committee meets with the Company's independent auditors at least once annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which is currently composed of two non-employee directors, Messrs. Cassin and Stickney, met once during the fiscal year ended December 31, 1997.

     The Compensation Committee sets the Company's compensation policies, evaluates the performance and determines the compensation of executive officers and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under the Company's 1996 Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee, which is currently composed of two non-employee directors, Messrs. Cassin and McNerney, met four times during the fiscal year ended December 31, 1997.

     During the fiscal year ended December 31, 1997, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 5, 1998 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                             BENEFICIAL OWNERSHIP(1)
                                                     ---------------------------------------
                 BENEFICIAL OWNER                    NUMBER OF SHARES    PERCENT OF TOTAL(%)
                 ----------------                    ----------------    -------------------
Baxter Healthcare Corporation......................     1,457,830               15.8
  One Baxter Parkway
  Deerfield, IL 60015
Coral Partners II, a limited partnership(2)........     1,326,914               14.3
  60 South Sixth Street
  Suite 3510
  Minneapolis, MN 55402
Stephen T. Isaacs(3)...............................       350,931                3.8
David S. Clayton(4)................................        60,845                  *
Laurence M. Corash(5)..............................       260,925                2.8
John E. Hearst(6)..................................       249,475                2.7
B.J. Cassin(7).....................................       365,913                4.0
Peter H. McNerney(2)...............................     1,326,914               14.3
  Coral Group, Inc.
  60 South Sixth Street Suite 3510
  Minneapolis, MN 55402
Dale A. Smith(8)...................................        14,700                  *
Henry E. Stickney(9)...............................       112,102                1.2
All directors and executive officers as a group (8
  persons)(10).....................................     2,741,805               29.3

---------------
  *  Less than one percent (1%).

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes 102,900 shares of stock subject to options and warrants currently exercisable or convertible within 60 days of the date of this table. Applicable percentages are based on 9,243,443 shares outstanding on May 5, 1998, adjusted as required by rules promulgated by the SEC.

 (2) Includes 852,429 shares held by Coral Partners II, 463,749 shares held by Coral Partners IV and 10,736 shares held by Peter H. McNerney. Mr. McNerney is a General Partner of Coral Partners II and Coral Partners IV and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

 (3) Includes 7,350 shares held by Stephen T. Isaacs and Kathryn Macbride as trustees for the Alexandra Isaacs Irrevocable Trust and 7,350 shares held by Stephen T. Isaacs and Kathryn Macbride as trustees for the Megan Isaacs Irrevocable Trust. Includes 36,750 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 17,610 shares would be subject to a right of repurchase in favor of the Company.

 (4) Includes 17,640 shares which are subject to a right of repurchase in favor of the Company that will expire in increments during Mr. Clayton's consultancy.

 (5) Includes 29,400 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 14,088 shares would be subject to a right of repurchase in favor of the Company.

 (6) Includes 209,474 shares held by the Hearst Revocable Trust, 14,700 shares held by the David Paul Hearst Irrevocable Trust and 14,700 shares held by the Leslie Jean Hearst Irrevocable Trust. Includes 7,350 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 3,522 shares would be subject to a right of repurchase in favor of the Company.

 (7) Includes 306,372 shares held by Brendan Joseph Cassin and Isabel B. Cassin, Trustees of the Cassin Family Trust, 44,841 shares held by Cassin Family Partners, a California Limited Partnership, and 14,700 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 7,044 shares would be subject to a right of repurchase in favor of the Company.

 (8) Includes 14,700 shares underlying currently exercisable stock options. If exercised in full within 60 days of the date of this table, 4,594 shares would be subject to a right of repurchase in favor of the Company.

 (9) Includes 18,302 shares held by Mr. Stickney as Trustee of the Stickney Family Trust and 7,657 shares which are subject to a right of repurchase by the Company that expires ratably through May 2000.

(10) Includes information contained in the notes above, as applicable.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its directors, officers and greater than 10 percent beneficial owners were complied with except that Mr. Stickney filed one Form 4 late in connection with an option exercise in November 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors currently do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. There are no standard arrangements pursuant to which directors receive equity compensation, although they are eligible to receive awards under the Company's 1996 Equity Incentive Plan (the "Plan").

     The Plan provides for the grant of incentive stock options and stock appreciation rights appurtenant thereto to employees (including officers and employee-directors) and nonstatutory stock options, stock appreciation rights, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Plan is administered by the Board of Directors, or a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. The terms of stock options granted under the Plan generally may not exceed 10 years. The exercise price of options granted under the Plan is determined by the Board of Directors, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Plan vest at the rate specified in the option agreement. Restricted stock purchase awards granted under the Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Upon certain changes in control of the Company, all outstanding awards under the Plan will either be assumed, continued or substituted by the surviving entity. If the surviving entity determines not to assume, continue or substitute such awards, with respect to persons then performing services as employees, directors or consultants, the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised prior to such change in control. There were no awards to directors under the Plan in 1997. During 1997, Mr. Stickney exercised options for 29,400 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended December 31, 1996 and 1997, the compensation awarded to or earned by the Company's Chief Executive Officer and the other executive officers whose combined salary and bonus for the year ended December 31, 1997 was in excess of $100,000 (collectively, the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                         ANNUAL COMPENSATION          ------------
                                   -------------------------------     SECURITIES
                                   FISCAL                              UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)(2)
   ---------------------------     ------    ---------    --------    ------------    ------------------
Stephen T. Isaacs................   1997      260,000      60,000            --                --
  President and Chief               1996      230,833      61,290(3)     36,750             1,110
  Executive Officer
David S. Clayton(4)..............   1997      101,168(5)   22,500            --                --
  Vice President, Finance           1996      160,200(6)   41,677        67,179                --
  and Chief Financial Officer
Laurence M. Corash...............   1997      235,000      35,000            --                --
  Vice President,                   1996      179,870      26,945(7)     29,400               813
  Medical Affairs
John E. Hearst...................   1997      153,000(8)   20,000            --                --
  Vice President, New               1996      138,958(8)   15,839(9)      7,530               722
  Science Opportunities

---------------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Reflects reimbursement for the amount of taxes payable in connection with forgiveness of interest.

(3) Includes $1,290 of interest forgiven.

(4) Mr. Clayton has advised the Company that, effective June 16, 1998, he will return to his consulting practice, and that he intends to provide services to the Company as a consultant until such time as a permanent chief financial officer is engaged.

(5) Based on an annual salary of $165,000. Mr. Clayton was on medical leave, during which he worked part time, from June to November.

(6) Includes amounts paid as consulting fees prior to commencement of full-time employment in May 1996.

(7) Includes $945 of interest forgiven.

(8) Reflects salary for employment at 80% of full time.

(9) Includes $839 of interest forgiven.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended December 31, 1997. The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 1997. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                       OPTIONS AT FY-END(#)         IN-THE-MONEY OPTIONS
                                                           EXERCISABLE/                 AT FY-END($)
                       NAME                                UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
                       ----                          -------------------------    -------------------------
Stephen T. Isaacs..................................          36,750/0                     270,890/0
  President and Chief Executive Officer
David S. Clayton...................................               0/0                           0/0
  Vice President, Finance and Chief Financial
  Officer
Laurence M. Corash.................................          29,400/0                     219,912/0
  Vice President, Medical Affairs
John E. Hearst.....................................           7,350/0                      54,978/0
  Vice President, New Science Opportunities

---------------
(1) Value realized and value of unexercised in-the-money options are based on the per share deemed values at the exercise date and at year end, respectively, determined after the date of grant solely for financial accounting purposes, less the exercise price payable for such shares.

       REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee (the "Committee") of the Board of Directors is composed of two non-employee directors. The Committee is responsible for developing the Company's compensation policies and for fixing the compensation levels of the Company's officers and employees. The Company's management compensation program is designed to reward outstanding performance and results. The Company's compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation-at expected levels of performance-in order to attract, motivate and retain talented executives. To this end, the Company strives to align its executive compensation with the mid- to high-range of compensation programs of comparable development-stage companies in the medical device industry. Second, the program is intended to create an alignment of interests between the Company's executives and stockholders such that a significant portion of each executive's compensation is directly linked to maximizing stockholder value.

     In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance. To accomplish these objectives, the Compensation Committee has structured the executive compensation program with three components: base salary; annual bonuses; and long-term incentives (typically stock options). The following sections describe these elements of compensation and how each component relates to the Company's overall compensation philosophy.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1996 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

BASE SALARY

     The Company's base salary program is based on a philosophy of providing base pay levels that are in the mid- to high-range of comparable development-stage companies in the biotechnology industry. The Company periodically reviews its executive pay levels to ensure consistency with similarly positioned companies in such industry. These companies may, but need not, be included in the Nasdaq Pharmaceutical Index.

     Annual salary adjustments are based on a subjective assessment of several factors: individual performance and long-term value to the Company; competitive base salary levels; and the Company's overall progress in advancing the Company's lead products through development and clinical testing and developing new technologies. The weight of these factors in the case of a particular individual's compensation may vary.

ANNUAL BONUS

     Annual bonuses are intended to reward key employees based on Company and individual performance, motivate key employees and provide pay-for-performance cash compensation opportunities. The criteria for bonus payments to the Company's Executive Officers were based on the achievement of the specific development and Company milestones established by the Compensation Committee at the beginning of the fiscal year. For fiscal year 1997, these goals included corporate earnings targets, completing Phase 2a and 2b clinical trials of the platelet program, receiving regulatory approval to begin Phase 3 clinical trials for the platelet program triggering a milestone-based equity investment from the Company's corporate partner, commencing Phase 2 clinical trials for the plasma program and the completion of an initial public offering.

LONG-TERM INCENTIVES

     Long-term incentives are designed to focus the efforts of key employees on the long-term goals of the Company and to maximize total return to the stockholders of the Company. The Committee has relied solely on stock option awards to provide long-term incentive opportunities. Stock options align the interests of key

---------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

employees and stockholders by providing value to the key employee through stock price appreciation only. Stock options issued to employees generally have a ten-year term before expiration and are fully exercisable within four years of the grant date. The Company typically grants options at the time of commencement of employment and on a periodic basis thereafter. In awarding stock options, the Company considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. No stock awards were granted to the Company's Executive Officers in fiscal year 1997.

FISCAL 1997 ACTIONS

     The compensation for the Executive Officers for fiscal 1997 was determined in the manner described above, and no particular quantitative measures were used by the Compensation Committee in determining their compensation except as so described.

     The 1997 compensation of the Company's Chief Executive Officer, Stephen T. Isaacs, was based largely on 1996 performance. Achievements in 1996 included obtaining allowance of an IND for the Company's plasma system, completion of a development and commercialization agreement for the Company's plasma and red blood cell systems with Baxter Healthcare, and completion of preclinical studies of the Company's platelet system. Accordingly, the Committee deemed it appropriate and consistent with these accomplishments to increase Mr. Isaacs' base salary from $230,833 to $260,000 for 1997. Similarly Mr. Isaacs received a cash bonus of $60,000 in 1997 for his contribution to these achievements. Mr. Isaacs was not granted options in 1997.

                                          B.J. Cassin
                                          Peter H. McNerney

                     PERFORMANCE MEASUREMENT COMPARISON(2)

     The following graph shows the total stockholder return of an investment of $100 in cash on January 31, 1997 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Pharmaceutical Stocks Index. All values assume reinvestment of the full amount of all dividends.

        Measurement Period
        (Fiscal year ended
     December 31, 1997 and
       three month period
   ended March 31, 1998 covered)        Cerus             Nasdaq US             Pharm
1/31/97                                   100.00              100.00              100.00
2/28/97                                  81.4433             94.4715              100.65
3/31/97                                    89.69             88.3044             87.6017
4/30/97                                  92.7835             91.0651               82.41
5/30/97                                  97.9381              101.39               94.83
6/30/97                                  76.2887             104.491             94.5675
7/31/97                                  115.464              115.52               97.27
8/29/97                                  137.633              115.35             96.1114
9/30/97                                  143.299             122.166             106.092
10/31/97                                 173.196              115.85              100.69
11/28/97                                 189.691              116.43               97.55
12/31/97                                 181.443              114.60               95.24
1/30/98                                   140.21              118.24               94.37
2/27/98                                   132.99              129.34               97.44
3/31/98                                   136.08              134.12              104.78

---------------
(2) The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

BAXTER HEALTHCARE CORPORATION

     The Company is a party to agreements with Baxter Healthcare Corporation ("Baxter") for the development and commercialization of platelet, FFP and red cell inactivation systems, and has sold and issued to Baxter shares of the Company's capital stock pursuant to certain stock purchase agreements. In October 1997, the Company issued 217,202 shares of Common Stock to Baxter at $23.02 per share for a total consideration of approximately $5.0 million. Baxter currently holds approximately 1,457,830 shares of the Company's Common Stock, or 15.8%, and has paid the Company an aggregate of approximately $36.8 million, consisting of $17.5 million in equity investments and $19.3 million in development and milestone payments under various development and commercialization agreements.

INDEMNIFICATION AND LIMITATION OF DIRECTOR AND OFFICER LIABILITY

     In July 1996, the Board authorized the Company to enter into indemnity agreements with each of the Company's directors, executive officers, Controller and Director of Finance. The form of indemnity agreement provides that the Company will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by the Company's Bylaws and Delaware law. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity.

     The Company's Restated Certificate contains certain provisions relating to the limitation of liability of directors. The Company's Restated Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Company director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the Restated Certificate does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Lori L. Roll, C.P.A.
                                          Corporate Secretary

May 12, 1998

                               CERUS CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 1998

    The undersigned hereby appoints STEPHEN T. ISAACS and LORI L. ROLL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held at the Concord Hilton located at 1970 Diamond Boulevard, Concord, California at 11:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

    PROPOSAL 1: To elect two directors to hold office until the 2001 Annual
                Meeting of Stockholders.

[ ]  FOR all the nominees listed below (except as marked to            [ ]   WITHOLD AUTHORITY to vote
     the contrary below)                                                     for all the nominees
                                                                             listed below.

    AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH SUCH
                             NOMINEE'S NAME BELOW:

               JOHN E. HEARST, PH.D., D.SC. AND HENRY E. STICKNEY
                          (continued on reverse side)

                          (continued from other side)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                                                DATED           , 1998

                                                --------------------------------

                                                --------------------------------
                                                          SIGNATURE(S)

                                                Please sign exactly as your name
                                                appears on this proxy. If the
                                                stock is registered in the names
                                                of two or more persons, each
                                                should sign. Executors,
                                                administrators, trustees,
                                                guardians and attorneys-in-fact
                                                should add their titles. If
                                                signer is a corporation, please
                                                give full corporate name and
                                                have a duly authorized officer
                                                sign, stating title. If signer
                                                is a partnership, please sign in
                                                partnership name by authorized
                                                person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.